Exhibit 23.8

KPMG LLP 2500 Ruan Center 666 Grand Avenue Des Moines, IA 50309

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statement on Form F-3 of Brookfield Reinsurance Ltd. and Brookfield Corporation of our report dated March 1, 2021, with respect to the consolidated financial statements and financial statement schedules II to IV of American Equity Investment Life Holding Company, appearing in the current report on Form 6-K of Brookfield Reinsurance Ltd. dated August 18, 2023 and to the reference to our firm under the heading “Experts” in such registration statement.

/s/ KPMG LLP

Des Moines, Iowa

January 16, 2024

KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with

KPMG International Limited, a private English company limited by guarantee.